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Exhibit 99.2

Press Releases

Andrew Appoints New Chief Financial Officer
Marty R. Kittrell to be CFO, Gregory F. Maruszak moves to new
Chief Compliance Officer role, and Daniel J. Hartnett promoted to Vice President, Tax

Orland Park, IL...July 17, 2003...Andrew Corporation's (NASDAQ:ANDW) Board of Directors announced the election of Marty R. Kittrell, currently the company's vice president of strategic planning, as Andrew Corporation's new Chief Financial Officer, effective October 1, 2003.

Marty Kittrell joined Andrew Corporation in June 2002 and was formerly vice president and chief financial officer of Celiant Corporation, a company acquired by Andrew in June 2002. Prior to this, he held a number of financial executive posts with several public companies including, from 1989 to 1997, the position of vice president and chief financial officer at Exide Electronics Group, Inc. Marty began his career with the public accounting firm of Price Waterhouse. He is a member of the Financial Executives Institute, the National Investor Relations Institute, the American Institute of Certified Public Accountants, the Institute of Management Accountants, and the Institute of Internal Auditors.

"Marty brings significant financial expertise and breadth of experience to the CFO position. I look forward to working with him for many years," said Chuck Nicholas, vice chairman and CFO, Andrew Corporation. Nicholas—Chairman elect of Andrew—will transition CFO duties to Kittrell over the next several months.

It was also announced that, effective immediately, Gregory F. Maruszak has been appointed to the newly created role of Chief Compliance Officer. In this position, Maruszak will be responsible for guiding the company through its implementation of requirements created by the Sarbanes-Oxley Act and other corporate governance and compliance matters. "In today's environment, Greg's unique skills and thorough knowledge of Andrew Corporation will help us maintain and improve our focus on integrity and good corporate governance," said Chuck Nicholas. In his new role, Maruszak reports directly to the Audit and Human Resources/Governance Committee of the Andrew Board of Directors.

Greg joined Andrew Corporation in 1982 and was appointed vice president and corporate controller in 1991 and named vice president, finance, in 1998. Prior to Andrew Corporation, Greg was a senior executive in the public accounting firm of Ernst & Young. He is a member of the American Institute of Certified Public Accountants.

In another move, Daniel J. Hartnett, currently tax director, Andrew Corporation, was promoted to the new role of Vice President of Tax and elected as a corporate officer of Andrew. Dan has over 26 years of corporate tax experience. Prior to joining Andrew in 1997, he was tax director—international with Sara Lee Corporation in Chicago, Illinois, and Paris, France, and a tax manager with the public accounting firm of Touche Ross. He holds a J.D. and Master of Science in Taxation degree from DePaul University. Dan is a member of the Illinois Bar and the American Institute of Certified Public Accountants.

Andrew Corporation (http://www.andrew.com) designs, manufactures, and delivers innovative and essential communications equipment and solutions for the global telecommunications infrastructure market. A global company, Andrew serves operators and OEMs from facilities in 36 countries. Andrew (founded in 1937) is an S&P 500 company listed on the NASDAQ National Market System under the symbol: ANDW.

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  Exhibit 99.2
Andrew Appoints New Chief Financial Officer Marty R. Kittrell to be CFO, Gregory F. Maruszak moves to new Chief Compliance Officer role, and Daniel J. Hartnett promoted to Vice President, Tax